AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                         BALCOR PENSION INVESTORS - IV
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996

May 8, 1996


Balcor Mortgage Advisors - IV
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

Balcor Pension Investors - IV
(An Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - IV is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

It is anticipated that Balcor Pension Investors - IV will be closed by the end of 1997.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - IV, as of March 31, 1996, was in the rounded amount of:

                                    $123.00

The Adjusted Original Capital, as of March 31, 1996, was $248.87.

For the quarter ended June 30, 1995, there was no change in the value of a Limited Partnership Interest.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $11.00. This was due to a distribution of $12.24 per Limited Partnership Interest as a Return of Capital in July 1995, partially offset by a gain of $1,490,000 in the value of the Partnership's interest in the Perimeter 400 asset.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest decreased $8.00, mainly due to a distribution of $3.89 per Limited Partnership Interest as a Return of Capital and a reduction of $1,000,000 ($2.33 per Limited Partnership Interest) in the value of North Kent Mall.

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest increased $2.00.

It is noted that this is prior to any distributions to the Limited Partners under the Early Investment Incentive Fund. The present value of a Unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

(1)  Early Investors on or before August 31, 1983        $10.00

Some of the funds received from prepayments and/or excess funds have been invested in first mortgage loans vis-a-vis wrap-around mortgage loans. The cash flow from these first mortgage loans are discounted at a risk rate somewhat less than that rate used for the wrap-around mortgage loans to compensate for the lower risk.

The variable components in the total Value of a Limited Partnership Interest and their values, as estimated by Valuation Counselors Group, Inc./Darby and Associates, Inc. Joint Venture (Schedule E), are as follows:

     Net Investment in Loans Receivable     $2,300,000
     Unamortized Portion of the
       Offering Expenses                     1,877,382
     Real Estate                            54,613,750


A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectfully submitted,

/s/Raymond Ghelardi                          /s/Clement H. Darby

Valuation Counselors Group, Inc.             Darby & Associates
Raymond Ghelardi                             Clement H. Darby
Managing Director                            President

REG/CHD/ded

cc:  Mr. David P. Bennett
     Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody

                               TABLE OF CONTENTS

Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Valuation of a Limited Partnership Interest

Valuation of "The Net Investment in Loans Receivable"

  (1)     Discussion of Risk Rates
  (2) The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)     The Present Value of the Equity Buildup and Accrued Interest
  (4)     The Present Value of the "Kickers"
  (5)     The Value of the Notes

Conclusions of Value of the "Net Investment in Loans Receivable"

Valuation of the "Real Estate Acquired Through Foreclosure"

Calculation of the Unamortized Portion of the Offering Expenses

Other Balance Sheet Adjustments in Anticipation of Dissolution

Calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - IV

Calculation of an Interest in the Early Investment Incentive Fund

Schedule
   A      Distributions to the Limited Partnership

  B-1     Unadjusted Balance Sheet of Balcor Pension Investors - IV
            as of March 31, 1996

  B-2     Statements of Income and Expenses for the quarters
            ended March 31, 1996 and 1995

  B-3     Statements of Cash Flows for the quarters ended
            March 31, 1996 and 1995
   C      Loan Portfolio Summary

  D-1     Real Estate Asset Summary

  D-2     Real Estate Appraisal Projections

   E      Adjusted Balance Sheet of Balcor Pension Investors - IV
            as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - IV has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - IV, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - IV Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - IV.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - IV ("BPI - IV") is a Partnership organized on
October 21, 1982, pursuant to the Uniform Limited Partnership Act of the State of Illinois. The Partnership serves as an investment vehicle for qualified pension, profit sharing and other retirement trusts; bank commingled trust funds for qualified pension and profit sharing plans; Individual Retirement Accounts and HR-10 Plans; government pension and retirement trusts; and other entities intended to be exempt from Federal Income Tax, such as certain religious, charitable, scientific, literary and educational corporation, funds and foundations. The Limited Partnership provides for Balcor Mortgage Advisors
- - III to be the General Partner. The sale of the Limited Partnership Interests were at $500 per interest up to an initial maximum of 450,000 interests. The offering period, during which interests were sold by Balcor Pension Investors - IV, commenced March 1, 1983, and ran until June 2, 1983. As of June 2, 1983, the closing date, 429,606 Limited Partnership Interests had been sold.

The Partnership's investment objective was to make wrap-around mortgage loans and, to a lesser extent, make other junior mortgage loans and first mortgage loans. As of March 31, 1996, the loan portfolio consisted of one second mortgage loan (Stonehaven Apts.). In addition there are eight Real Estate Owned properties. Unfunded monies totaling $4,185,709(1) were invested in short-term money market instruments and in demand deposit bank accounts.

On August 29, 1983, the Partnership funded two loans in the amounts of $8,910,957 and $2,900,000 on Phases I and II of the Pavilion Apartments. On October 31, 1986, the Partnership received a prepayment of approximately $12,449,000. In addition, the Partnership received one note in the amount of $2,500,000 and a second note for $1,329,169 which represent additional interest earned but unpaid. As of June 30, 1989, the Partnership accepted $50,000 in exchange for the Notes.

On March 5, 1984, the Partnership funded a $4,214,292 mortgage loan on Briarwood Apartments. On November 24, 1986, the Partnership received a prepayment of $3,655,000 plus two promissory notes in the amount of approximately $312,500 and $1,360,372. The $312,500 note is secured by a second mortgage on the property. We have given no value to the Notes. It is noted that the Partnership has received $32,000 and expects to receive an additional $25,000 as payment on these Notes.

In the quarter ended February 28, 1987, the Partnership acquired title to Haystack Apartments. The property had an appraised value of $3.3 million as of February 5, 1990. The property was sold for $3.3 million August 11, 1992. Net cash proceeds after expenses and payoff of the underlying mortgage were $967,000.

The Partnership acquired title to the University Building on March 7, 1988. The property was appraised at $2.4 million, the approximate amount of the underlying mortgage. In April 1991, the Partnership transferred its leasehold interest to the first mortgage holder but retained an interest in the ground. University Building land was sold on December 20, 1993, for a gross price of $100,000 all cash. This sale relinquishes the only land asset in the pension portfolio.

On April 1, 1986, the Partnership funded $5,685,366 of a $37,000,000 loan collateralized by a first mortgage loan on the Perimeter 400 Office Complex located in Fulton County, Georgia. The remainder was funded by three affiliated partnerships. In December 1990, the borrower advised the Partnerships that, due to financial conditions, it could no longer make future debt service payments. As a result, the Partnerships purchased the property at a price equal to the outstanding loan amount less amounts held in escrow. The Partnerships acquired title on February 7, 1991. The property was appraised at $28,500,000, and the pro rata value assigned to BPI - IV was $4,379,000 as of March 1, 1991. The property was reappraised in October, 1995 at $34,000,000 and the Partnership's pro rata value was $5,396,732. As of March 31, 1996, it is valued at $5,460,624 based on its 1996 projected cash flow.

On December 8, 1986, the Partnership funded $3,300,000 of an $8,400,000 first mortgage loan on Camelot Manor MHP. This loan was paid off on August 25, 1989.

On December 31, 1984, the General Data Mortgage Loan was paid in full. On October 30, 1985, the Tara Gardens Mortgage Loan was paid in full. On August 22, 1986, the Worthington Park mortgage loan was prepaid for $2,216,458. A valuation loss of $179,000 was incurred. The College Hills Mall mortgage loan was paid off in the quarter ended February 28, 1987, for $5,283,252 resulting in a valuation loss of $278,000. On April 30, 1987, the Chateau Avon MHP mortgage loan was paid off in the amount of $6,959,297 as compared to a valuation of $6,736,235 the previous quarter. On June 30, 1987, the Village Green mortgage loan was paid off at $5,295,617 with a valuation of $5,190,150.

On November 18, 1988, the Pier 39 mortgage loan was prepaid in the amount of $25,701,884. It had been valued at $21,162,132. The 77 Executive Center mortgage loan was paid off in the quarter ended June 30, 1989, in the amount of $2,293,068.

In the quarter ended September 30, 1989, 128/One Office mortgage loan was prepaid in the amount of $15,843,798, Hidden Lake MHP for $2,149,814, Sand and Sea MHP for $6,724,454, Whipple Tree for $4,617,317 and Camelot Manor for $3,434,371.

On November 13, 1990, the Independence Green mortgage loan was paid off for $26,506,747. A note received in payment for $1,800,000 was valued at zero.

On December 13, 1990, the Partnership sold Creekside Courts I & II for net cash received of $2,556,075, the approximate September 30, 1990, valuation of the asset.

On February 14, 1991, the Fridley Industrial Real Estate Owned asset was sold for $2,200,000 subject to a first mortgage of $1,666,112. BPI - IV netted $321,463 from the sale.

The Lumber Exchange mortgage loan was paid off in the amount of $8,030,363 on September 9, 1987. On November 25, 1987, the Partnership funded a $9,683,389 wrap-around mortgage loan on 240 E. Ontario Street. On the quarter ended June 30, 1991, the Building experienced the loss of a tenant occupying 50% of the space. The property was valued at $4,250,000 as of March 31, 1993, based on an offer to purchase and was sold for $4,000,000 on June 30, 1993.

In the quarter ended June 30, 1991, Stonehaven Apts. mortgage loan was written down to $2.3 million. Regency Club Apts., Del Lago Apts. and Shadow Apartments became Real Estate Owned in the quarter ended September 30, 1990, and were valued at $5,100,000, $4,400,000 and $2,800,000 respectively as of March 31,
1991.  On April 27, 1993, the Shadows Apartments was sold for $1,770,000.

Subsequently, Regency Club Apts. and Del Lago Apts. were revalued as of March 31, 1996, at $6,604,766 and $3,401,271 respectively based on projected 1996 cash flows.

In the quarter ended September 30, 1990, Colony Apartments, Palm View (Timberlake Apts.) and Republic Park became Real Estate Owned and were valued at $4,925,000, $6,600,000 and $2,800,000 respectively as of March 31, 1991.
Colony and Timberlake Apts. were revalued as of March 31, 1996, at $8,166,684 and $7,256,651 based on 1996 projected cash flows.

As of September 30, 1991, Pelican Pointe (formerly Carriage Crossings) became Real Estate Owned and was valued at $6.7 million as of November 1, 1991. The property was revalued as of March 31, 1996, at $10,557,824 based on 1996 projected cash flow. In February of 1994 the underlying loan of $2,838,474 was prepaid. The Partnership was foreclosed out of Oracle Place and the loan was written off. Stonegate MHP mortgage loan paid off at $425,000 on February 28, 1992.

The Bluffs Apts. mortgage loan was paid off on May 12, 1992, for $4,353,007 plus a note for $300,000. $119,600 of the Note was paid in June, 1992, and the remainder of the Note is carried at no value.

In the quarter ended December 31, 1992, there were a number of material changes made in the mortgage loan portfolio. The Partnership was foreclosed out of Oakwood Apts. mortgage loan, resulting in a $2,300,000 loss. North Kent Mall mortgage loan lost $3,455,0000 in value based on a court ordered settlement for $2,000,000. It became Real Estate Owned on January 14, 1994 and is valued at $5,000,000 as of March 31, 1996, based on an internal estimate of value. Disposition of the asset currently is under study.

On April 1, 1993, the Partnership obtained a new first mortgage loan on the Colony Apartments in the amount of $3,465,000. A prior loan of $1,829,202 was paid off. On August 1, 1995, this loan was repaid in full in the amount of $8,510,981.99.

In the quarter ended June 30, 1993, several events occurred. On May 17, 1993, the underlying lender on Oakwood Apts. foreclosed on the property and the Balcor Pension Investors - IV loan was written off. 240 E. Ontario and the Shadows Apts. were sold and the mortgage on Colony Apts. was refinanced.

On October 12, 1993, Lantana Cascades mortgage loan was paid off in the amount of $6,038,130 which was $749,000 greater than the previous quarter's valuation. The Partnership was able to recover the total value of the Equity and Income Participations.

The Republic Park Office Building was sold on February 2, 1994, for a gross price of $3.25 million and net sales proceeds of $2,836,125. The Glendale Fashion Center mortgage loan became Real Estate Owned on March 16, 1994 and is carried as of March 31, 1996, at a value of $8,165,930 based on projected 1996 cash flow. Its development potential currently is being evaluated.

For the quarter ended June 30, 1994, the loan on Oppenheimer Hotels, previously valued at zero, was been deleted from the loan portfolio. A settlement amount of $100,000 occurred in October 1994.

In the quarter ended September 30, 1994, the Colonial and Castlewood mortgage loan was written down to approximately $8.6 million. In the quarter ended June

30, 1995, it was written down to $7.7 million, and sold September 1, 1995 for net proceeds of $7,501,574. These amounts included the participation in the loan by BEPI - II.

The stated objectives of Balcor Pension Investors - IV are as follows:

     1. Preservation and protection of Limited Partners' capital;

     2. Provide the Limited Partners with regular quarterly cash distributions from cash flow;

     3. Provide the Limited Partners with additional cash distributions through the receipt of deferred interest; and

     4. Maximize cash distributions over the life of the Partnership (estimated to be 12 to 15 years) through the receipt of additional interest in the form of equity participations.

With the wrap-around mortgage loans the intent is to generate a higher total return on investment through the "equity buildup" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical buildup of this equity during the life of the loan, the material benefit of the equity buildup normally is not realized until the maturity of the wrap-around loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. In addition, there are potential additional earnings available from a participation in the future gross income as well as a participation in the appreciated value on which Balcor Pension Investors - IV has made mortgage loans to date. These potential earnings are commonly known as "kickers."

(1) Source: Balcor Pension Investors - IV Balance Sheet as of March 31, 1996, Schedule B-1. The Net Investment in Loans Receivable includes funds advanced as well as earned equity buildup and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - IV, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in one real estate loan (Stonehaven Apts.) with a maturity of June 30, 1997. Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, equity buildup and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans. In addition the Partnership owns eight real estate assets taken in foreclosure.

The Prospectus of Balcor Pension Investors - IV indicated that within 90 days from the end of the offering period, which expired on June 2, 1983, as well as during the term of the Partnership, distributions are to be made to the investors. The following schedule sets forth the actual distributions made to the Partnership to date.

                                  SCHEDULE A

                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

             Number of                Annual
Effective
 Date        Interests                 Rate    Amount Paid

11/30/83       429,606                   8.60%$4,618,264
2/29/84        429,606                   9.00  4,833,068
5/31/84        429,606                   9.40  5,047,870
8/31/84        429,606                   9.40  5,047,870
11/30/84       429,606                   9.40  5,047,870
2/28/85        429,606                   9.40  5,047,870
5/31/85        429,606                   9.40  5,047,870
8/31/85        429,606                   9.40  5,047,870
11/30/85       429,606                   9.40  5,047,870
2/28/86        429,606                   9.40  5,047,870
5/31/86        429,606                   9.00  4,833,067
   6/86        429,606                   -       214,803
          ($0.50 per Interest as a Return of Capital)
8/31/86        429,606                   9.01  4,833,067
   9/86        429,606                   -       214,803
          ($0.50 per Interest as a Return of Capital)
11/30/86       429,606                   9.42  5,047,870
2/28/87        429,606                   6.61 $3,544,249
   3/87        429,606                   -     1,503,621
          ($3.50 per Interest as a Return of Capital)
5/31/87        429,606                   8.68  4,618,264
8/31/87        429,606                   8.68  4,618,264
12/31/87       429,606                   5.77  3,071,683
   1/88        429,606                         6,444,090
          ($15.00 per Interest as a Return of Capital)
3/31/88        429,606                   5.95  3,071,683
6/30/88        429,606                   5.95  3,071,683

Effective    Number of                Annual
Date         Interests                 Rate    Amount Paid

7/30/88        429,606                       $10,740,150
          ($25.00 per Interest as a Return of Capital)
9/30/88        429,606                   6.28% 3,071,682
  10/88        429,606                         6,444,090
          ($15.00 per Interest as a Return of Capital)
12/31/88       429,606                  26.33 12,458,574
   1/89       429,606-                        15,036,210
          ($35.00 per Interest as a Return of Capital)
3/31/89        429,606                   5.18  2,255,432
   4/89        429,606                         2,148,030
          ($5.00 per Interest as a Return of Capital)
6/30/89        429,606                   5.24  2,255,432
   7/89        429,606                         2,921,321
          ($6.80 per Interest as a Return of Capital)
9/30/89        429,606                   6.10  2,577,636
  10/89        429,606                   -    21,480,300
          ($50.00 per Interest as a Return of Capital)
12/31/89       429,606                   6.98  2,577,636
3/31/90        429,606                  18.62  6,873,711
6/30/90        429,606                   4.66  1,718,424
9/30/90        429,606                   4.66  1,718,425
  10/90        429,606                   4.66    494,047
          ($1.15 per Interest as a Return of Capital)
12/31/90       429,606                   8.76  3,222,045
   1/91        429,606                        23,198,729
          ($54.00 per Interest as a Return of Capital)
3/31/91        429,606                   4.16  1,288,818
6/30/91        429,606                   4.16  1,288,818
9/30/91        429,606                   4.16  1,288,818
12/31/91       429,606                   4.16  1,288,818
3/31/92        429,606                   2.43    751,811
6/30/92        429,606                   2.43    751,811
9/30/92        429,606                   2.43    751,811
12/31/92       429,606                   2.43    751,811
   4/93        429,606                   0.00  2,148,030
          ($5.00 per Interest as a Return of Capital)
   7/93        429,606                   0.00  2,148,030
          ($5.00 per Interest as a Return of Capital)
  10/93        429,606                   0.00  2,148,030
          ($5.00 per Interest as a Return of Capital)
12/31/94       429,606                   1.46    429,606
   1/94        429,606                   -     1,718,424
          ($4.00 per Interest as a Return of Capital)
3/31/94        429,606                   2.23    644,409
   4/94        429,606                   -     1,954,707
          ($4.55 per Interest as a Return of Capital)
6/30/94        429,606                   2.26    644,409
9/30/94        429,606                   2.26    644,409
12/31/94       429,606                   2.26    644,409
3/31/95        429,606                   2.26    644,409
6/30/95        429,606                   1.51    429,606
   7/95        429,606                   -     5,260,002
          ($12.24 per Interest as a Return of Capital)

Effective    Number of                Annual
Date         Interests                 Rate    Amount Paid

9/30/95        429,606                   1.58%  $429,606
  10/95        429,606                   -     1,669,235
          ($3.89 per Interest as a Return of Capital)
12/31/95       429,606                   1.61    429,606
3/31/96        429,606                   1.61    429,606
          ($1.00 per Interest)

The Partnership Agreement provides that the General Partner will receive loan application and loan commitment fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans. The General Partner will service the Partnership's mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred with respect to the organization of and in the day to day operations of the Partnership.

Cash Flow available for distribution will be distributed on a quarterly basis following the termination of the offering. 90% of such Cash Flow will be distributed to Limited Partners. 10% of such Cash Flow will be paid to the General Partner as its distributive share from Partnership operations, provided that 25% of the General Partner's share shall be set aside in the Early Investment Incentive Fund hereinafter described for payment to Early Investors if necessary for them to receive on dissolution of the Partnership a return of their Original Capital plus a Cumulative Return determined as follows: (i) for Interests purchased on or before May 31, 1983, the greater of 18% per year or 4% per year above the Average Composite AA Bond Yield as measured by Standard & Poor's ("AA Bond Yield") in effect as of August 31, 1983; and (ii) for Interests purchased between June 1, 1983, and August 31, 1983, the greater of 16% per year or 2% per year above the AA Bond Yield in effect as of August 31, 1983. The AA Bond Yield was 11.98% as of February 2, 1983, and is published periodically in various Standard & Poor's publications. After Early Investors have received such return the amount remaining in the Early Investment Incentive Fund will be distributed 90% to all Limited Partners and 10% to the General Partner. In the event that on dissolution of the Partnership, cash available for distribution and the amount in the Early Investment Incentive Fund are not sufficient to return to Early Investors their Original Capital plus the Cumulative Return, the amount of any funds in the Early Investment Incentive Fund will be distributed first to all Early Investors until they shall have received a Cumulative Return equal to the rate described in period
(ii) above, and then to those Early Investors who purchased Interests in period
(i) above.

As noted above, 25% of the General Partner's share of Cash Flow shall be set aside in the Early Investment Incentive Fund when and as distributions of Cash Flow are made to the Limited Partners and the General Partner. The amounts in the Early Investment Incentive Fund will be kept separate and apart from other Partnership funds and may be utilized to repurchase Interests from Limited Partners as set forth under "Description of the Partnership Agreement--Repurchase of Interests." To the extent that the amounts in the Early Investment Incentive Fund are not so utilized, it is intended that such amounts shall, pending their distribution to Early Investors, Limited Partners and the General Partner as described above, be temporarily invested in United States government securities, securities issued or guaranteed by United States government agencies, certificates of deposit and time or demand deposits in state or national banks, securities issued or guaranteed by states or municipalities, bank repurchase agreements, banker's acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System, commercial paper, securities of mutual funds which invest exclusively in "money market" instruments with maturities generally not exceeding one year, and other similar investments.

When and as the Partnership sells a mortgage or a mortgage is repaid, the Mortgage Reductions resulting therefrom which are not used to make new mortgage loans and which are available for distribution will be distributed to Limited Partners. To the extent any such sales or repayments results in excess Mortgage Proceeds, such Excess Mortgage Proceeds will be included in Cash Flow.

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - IV is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996 Balance Sheet of Balcor Pension Investors - IV. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - IV initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on an independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - IV to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - IV on a quarterly basis. In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - IV, prepared by Balcor Mortgage Advisors - IV, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                SCHEDULE B-1

                           UNADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - IV
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)
                                    Assets

     Cash and Cash Equivalents                  $ 4,185,709
     Accounts and Accrued Interest Receivable        42,565
     Escrow Deposits                                882,532
     Deferred Expenses, net of accumulated
       amortization                                 118,475
     Prepaid Expenses                                50,420
     Interest Receivable on Wrap-around Notes
       and Short-term Investments                    29,590
     Real Estate acquired through Foreclosure    53,046,510
       (Regency Club Apts., Del Lago Apts., Colony
       Apts., Palm View, North Kent Mall, Pelican
       Pointe and Glendale Fashion Center)
     Net Investment in Loans Receivable
       (Stonehaven Apts.)                         2,419,804
     Discount on Loans Receivable                   (92,377)
     Allowance for Potential Losses             (12,883,509)
     Investment in Participation - Affiliates
       (Perimeter 400)                            4,302,263
                                                -----------
          Total Assets                          $52,101,982
                                                ===========
Liabilities

     Accounts and Accrued Real Estate Taxes
       Payable                                    $ 624,982
     Due to Affiliates                               60,469
     Mortgage Notes Payable (1)                  10,345,217
     Other Liabilities                              323,949
                                                -----------
          Total Liabilities                     $11,354,617
Partners' Capital
  (429,606 Limited Partnership Interests)        40,747,365
                                                -----------
Total Liabilities and Partners' Capital         $52,101,982
                                                ===========

(1) Colony Apts., Palm View Apts., North Kent Mall and Glendale Fashion Center.

                                 SCHEDULE B-2

                          BALCOR PENSION INVESTORS-IV
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                  1996            1995
                                             -------------   -------------
Income:
  Interest on loans receivable               $     31,405    $     49,142
  Income from operations of real estate
    held for sale                                 374,936         655,888
  Participation in income of joint
    venture with affiliates                        80,728          78,179
  Interest on short-term investments               53,366         181,250
                                             -------------   -------------
      Total income                                540,435         964,459
                                             -------------   -------------
Expenses:
  Administrative                                  156,672         235,824
                                             -------------   -------------
      Total expenses                              156,672         235,824
                                             -------------   -------------
Net income                                   $    383,763    $    728,635
                                             =============   =============
Net income allocated to General Partner      $     28,782    $     54,648
                                             =============   =============
Net income allocated to Limited Partners     $    354,981    $    673,987
                                             =============   =============
Net income per average number of Limited
  Partnership interests outstanding
  (394,691 in 1996 and 400,623 in 1995)      $        .90    $       1.68
                                             =============   =============
Distribution to General Partner              $     35,801    $     53,701
                                             =============   =============
Distribution to Limited Partners             $    394,691    $    600,934
                                             =============   =============
Distribution per Limited Partnership
  Interest                                   $       1.00    $       1.50
                                             =============   =============

                                 SCHEDULE B-3

                          BALCOR PENSION INVESTORS-IV
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                  1996            1995
                                             -------------   -------------
Operating activities:
  Net income                                 $    383,763    $    728,635
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Participation in income of joint
        venture with affiliates                   (80,728)        (78,179)
      Amortization of deferred expenses             5,632           5,632
      Net change in:
        Escrow deposits                           (43,725)        (69,411)
        Accounts and accrued interest
          receivable                              157,952         (71,532)
        Prepaid expenses                           94,398
        Accounts and accrued real estate
          taxes payable                            89,221         (46,835)
        Due to affiliates                          16,093          54,846
        Other liabilities                          35,586            (963)
                                             -------------   -------------
  Net cash provided by operating activities       658,192         522,193
                                             -------------   -------------
Investing activities:
  Collection of principal payments on
    loan receivable                                34,359          31,111
  Distribution from joint venture
    with affiliates                                 1,740
  Additions to real estate                       (174,887)        (99,148)
  Costs incurred in connection with real
    estate acquired through foreclosure                          (375,000)
                                             -------------   -------------
  Net cash used in investing activities          (138,788)       (443,037)
                                             -------------   -------------
Financing activities:
  Distribution to Limited Partners               (394,691)       (600,934)
  Distribution to General Partner                 (35,801)        (53,701)
  Change in cash and cash equivalents -
    Early Investment Incentive Fund               (49,797)        (64,161)
  Principal payments on mortgage notes
    payable                                       (73,791)        (67,216)
  Release of capital improvement escrows                           23,060
                                             -------------   -------------
  Net cash used in financing activities          (554,080)       (762,952)
                                             -------------   -------------
Net change in cash and cash equivalents           (34,676)       (683,796)
Cash and cash equivalents at beginning
  of year                                       4,220,385      11,860,415
                                             -------------   -------------
Cash and cash equivalents at end of period   $  4,185,709    $ 11,176,619
                                             =============   =============

               VALUATION OF "THE NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risks, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

     (1) The present value of the average annual rate of return on funds advanced (cash received) over the life of the loans,

     (2) The present value of the funds advanced, due at maturity,

     (3) The present value of the equity buildup for wrap-around mortgage loans and accrued interest, and

     (4) The present value of the "kicker" income, i.e., a share in the future gross income and the appreciated value, "equity kicker," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          10/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02

Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

          National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

          National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%

Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.


Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and over building. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%. The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2) The Present Value of the Return on Funds Advanced and the Return of
Principal

Schedule C lists the one second mortgage loan (Stonehaven Apts.) funded as of March 31, 1996, with total funds advanced of $2,300,000.

The mortgage loan is valued at funds advanced of

$2,300,000

(3)  The Present Value of the Equity Buildup and Accrued Interest

As of March 31, 1996, no values have been assigned to the Equity Buildup and Accrued Interest.

(4)  The Present Value of the Income and Equity Kickers

As of March 31, 1996, no values have been assigned to the kickers.

5)   The Value of the Notes

As part of loan payoffs, the Partnership had taken back several notes. The Pavilion Apartments Notes were paid off for $50,000 in the quarter ended June 30, 1989. On Briarwood Apartments, the Partnership took back a cash surplus note for $263,900, Note A for $312,500 and Note B for $1,360,371 in a payoff. We have concluded that the Notes have no current value.

    BALCOR PENSION INVESTORS IV                   SCHEDULE C
    LOAN PORTFOLIO SUMMARY

    AS OF:                                                      31-Mar-96


    DISCOUNT RATES:   WRAPS
                      FIRSTS

                               DATE      DATE    DISCOUNTING    CURRENT
                      LOAN      OF        OF         TERM        FUNDS
    DEAL              TYPE    FUNDING   MATURITY(IN QUARTERS)   ADVANCED
    ----------------------------------------------------------------------
1,2 STONEHAVEN APTS  SECOND 06-Apr-84 30-Jun-97          5.00   2,300,000
                                                              ------------
                                                                2,300,000

    LESS: GP 10% SHARE
    LESS: GP 5% SHARE (on Loans Valued at Funds Outstanding)
    NET TO LIMITED PARTNERS

    1.  In bankruptcy.
    2.  Valued at the amount of Funds Advanced.

    DISCOUNT RATES: WRAPS       11.00%    11.00%        11.00%      11.00%
                    FIRSTS      10.25%    10.25%        10.25%      10.25%

                            DISCOUNTEDDISCOUNTED  DISCOUNTED
                              FUNDS      DEBT       EQUITY     DISCOUNTED
    DEAL                     ADVANCED  SERVICE     BUILD-UP      NOTES
    ----------------        ----------------------------------------------
    STONEHAVEN APTS         2,300,000         0             0           0
                            ----------------------------------------------
                            2,300,000         0             0           0

    LESS: GP 10% SHARE
    LESS: GP 5% SHARE                         0             0           0
       (on Loans Valued at
       Funds Outstanding)           0
                            ----------------------------------------------
    NET TO LIMITED PARTNERS 2,300,000         0             0           0
                            ==============================================

    DISCOUNT RATES: WRAPS       11.00%    18.00%        18.00%
                    FIRSTS      10.25%    15.00%        15.00%

                            DISCOUNTEDDISCOUNTED  DISCOUNTED     TOTAL
                             ACCRUED    INCOME      EQUITY      CURRENT
    DEAL                     INTEREST  KICKERS     KICKERS     VALUATION
    ----------------        ----------------------------------------------
    STONEHAVEN APTS                 0         0             0   2,300,000
                            ----------------------------------------------
                                    0         0             0   2,300,000
    LESS: GP 10% SHARE              0         0             0           0
    LESS: GP 5% SHARE               0         0             0           0

       (on Loans Valued at
       Funds Outstanding)
                            ----------------------------------------------
    NET TO LIMITED PARTNERS         0         0             0   2,300,000
                            ==============================================

       CONCLUSIONS OF VALUE OF THE "NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follows:

(1)  The Present Value of the Return on Funds
     Advanced and Return of Principal         $2,300,000

(2)  The Present Value of the Equity Buildup
     and Accrued Interest                              0

(3)  The Present Value of the Income and Equity
     Kickers                                           0

(4)  The Value of the Notes                            0
                                              ----------
Total Value of the "Net Investment in
Loans Receivable" as of March 31, 1996        $2,300,000
                                              ==========

          VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - IV began in 1983 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned seven Real Estate Assets Acquired Through Foreclosure and one property owned by a joint venture with an affiliate. Several others have been sold or liquidated prior to this date.

In arriving at an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold an asset until the maturity of the Partnership indicates it is to be considered as an investment with the assumption that the asset will grow in value.

Schedule D-1 lists the eight Real Estate Assets in Balcor Pension Investors - IV presently owned by the Partnership. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if there is Excess Value, and, if so, what amount is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the Underlying Mortgage is deducted later in Schedule E - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - IV. The assets are valued as real estate investments on the basis of their cash flows, prepared either internally or by outside consultants. The projected cash receipts up to the projected sale date are discounted at 10.00% to a present value. The final years' net cash receipts are capitalized at 9% and the residual is discounted at 10.50% to a present value. There is a sales cost allowance of 2.50% on the gross price.

The valuation methodology of the Real Estate Assets Acquired Through Foreclosure represents a procedure modification commencing with the quarterly valuation as of December 31, 1992. Prior to that date the valuation relied heavily on independent appraisals which, by the very nature of the ever changing real estate market, quickly became obsolete. In addition, it is noted that, in many cases, when Balcor took over the management of the assets, there was a marked improvement in the cash flow. In those funds where it is expected that the assets may be held to maturity to maximize their value, the assets are valued on the basis of each asset's predicted cash flows. These cash flows and the residual values are discounted at rates more related to holding the asset to its maturity rather than forcing a sale in today's market. As previously stated, where the intention is to sell the asset in the near-term, an independent appraisal or an internal estimate of value predicated on a near-term sale is more appropriate. The exceptions to this procedure include North Kent Mall, where the value is based on an internal appraisal in anticipation of selling the asset, and Glendale Fashion Center, valued at funds advanced.

It should be noted that, as the modifications were made in the valuation procedures, there were significant changes in the asset value of some of the individual Real Estate Assets Acquired Through Foreclosure, however, the overall value of the portfolio did not change substantially. It is believed that individual values arrived as a result of the revised procedures would better represent their current asset values based on the assumptions set forth herein.

                                 SCHEDULE D-1
                           Real Estate Asset Summary


BALCOR PENSION INVESTORS IV
                              ASSET       LESS:      LESS:
                          PRESENT VALUEUNDERLYING    FUNDS      EXCESS
PROPERTY                    31-Mar-96   MORTGAGE  OUTSTANDING    VALUE
- -------------------------------------------------------------------------
Pelican Pointe              11,047,577          0   6,150,048  4,897,524

Regency Club Apts            6,755,296          0   5,250,000  1,505,296

Perimeter 400 Cntr(15.78%)   5,460,624          0   5,685,366   (224,742)

Del Lago Apts                3,401,271          0   4,651,244 (1,249,973)

Colony                       8,463,088  3,398,476   2,100,569  2,964,043

Palm View (Timberlake)       7,391,321  2,800,038   3,244,581  1,346,702

North Kent Mall              5,000,000  2,911,888   5,455,654 (3,367,542)

Glendale Fashion Center      8,227,799  1,234,815   6,374,300    618,684
                          -----------------------------------------------
                            55,746,976 10,345,217  38,911,762  6,489,997



                             GENERAL
                             PARTNER
                            SHARE OF       NET    PARTNERSHIP
                              EXCESS     EXCESS   ASSET VALUE
PROPERTY                     AT 10%       VALUE    31-Mar-96
- --------------------------------------------------------------
Pelican Pointe                 489,753  4,407,776  10,557,824

Regency Club Apts              150,530  1,354,766   6,604,766

Perimeter 400 Cntr(15.78%)           0   (224,742)  5,460,624

Del Lago Apts                        0 (1,249,973)  3,401,271

Colony                         296,404  2,667,639   8,166,684

Palm View (Timberlake)         134,670  1,212,032   7,256,651

North Kent Mall                      0 (3,367,542)  5,000,000

Glendale Fashion Center         61,868    556,815   8,165,930
                          ------------------------------------
                             1,133,225  5,356,771  54,613,750

                                 SCHEDULE D-2

                       Real Estate Appraisal Projections

BALCOR PENSION INVESTORS IV
REO - Discounted Cash Flow Analysis as of 31-Mar-96
PROJECTION SOURCE:    APPRAISAL PROJECTIONS and BALCOR PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts               10.00%
Residual Value                  10.50%
Sales Commission                      2.50%(on Gross Price)
Quarter Factor (for formula reference)     1

                                    ACTUAL     ACTUAL    ACTUAL    ACTUAL
                                      1992       1993      1994      1995
Net Cash Receipts               ------------------------------------------
Reo Investments

Pelican Pointe (Carriage Crossings)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    733,440   930,031   883,309
            TI/LC/Capital                0    281,004   397,744   293,208
                                ------------------------------------------
            Net Cash Receipts            0    452,436   532,287   590,101

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Regency Club Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    591,648   515,326   582,210
            TI/LC/Capital                0    157,505   148,105   148,667
                                ------------------------------------------
            Net Cash Receipts            0    434,143   367,221   433,543

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Perimeter 400 Center (15.78%)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    301,290   420,147   537,482
            TI/LC/Capital                0    375,238   183,912   191,964
                                ------------------------------------------
            Net Cash Receipts            0    (73,948)  236,235   345,518

GROWTH RATE                1.04
CAPPED VALUE@             9.00%

                                    ACTUAL     ACTUAL    ACTUAL    ACTUAL
                                      1992       1993      1994      1995
Net Cash Receipts               ------------------------------------------
Reo Investments

Del Lago Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    312,728   254,228   276,378
            TI/LC/Capital                0    154,762   132,931    94,604
                                ------------------------------------------
            Net Cash Receipts            0    157,966   121,297   181,775

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Colony
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    661,995   569,548   829,095
            TI/LC/Capital                0    678,872   147,697   121,688
                                ------------------------------------------
            Net Cash Receipts            0    (16,877)  421,851   707,407

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Palm View (Timberlake Apts)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0    544,112   609,111   693,920
            TI/LC/Capital                0    346,471   167,321   159,740
                                ------------------------------------------
            Net Cash Receipts            0    197,641   441,790   534,180

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


North Kent Mall
Value
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0

GROWTH RATE                1.04
CAPPED VALUE@             9.00%

                                    ACTUAL     ACTUAL    ACTUAL    ACTUAL
                                      1992       1993      1994      1995
Net Cash Receipts               ------------------------------------------
Reo Investments

Glendale Fashion Center
Funds Advanced
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0

GROWTH RATE                1.04
CAPPED VALUE@             9.00%                                         0



TOTAL NCR FROM INVESTMENTS               0  1,151,361 2,120,681 2,792,524
Total Net Cash Receipts PV
Total Residual Value PV
TOTAL PRESENT VALUES


                                    Budget   Pro-ject  Pro-ject  Pro-ject
                                      1996       1997      1998      1999
                                ------------------------------------------
Pelican Pointe (Carriage Crossings)
Balcor Internal Projections
            NOI B4 TI/LC/Capital   986,855  1,035,097 1,085,803         0
            TI/LC/Capital          225,000    120,000   150,000         0
                                ------------------------------------------
            Net Cash Receipts      761,855    915,097

GROWTH RATE                1.04
CAPPED VALUE@             9.00%            11,612,866


Regency Club Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital   630,770    646,292   662,819         0
            TI/LC/Capital          137,489     92,800    96,280         0
                                ------------------------------------------
            Net Cash Receipts      493,281    553,492

GROWTH RATE                1.04
CAPPED VALUE@             9.00%             7,084,259


Perimeter 400 Center (15.78%)
Balcor Internal Projections
            NOI B4 TI/LC/Capital   532,710    468,883   542,797         0
            TI/LC/Capital          133,823     91,180    83,613         0
                                ------------------------------------------
            Net Cash Receipts      398,888    377,703

GROWTH RATE                1.04
CAPPED VALUE@             9.00%             5,796,691

                                    Budget   Pro-ject  Pro-ject  Pro-ject
                                      1996       1997      1998      1999
                                ------------------------------------------
Del Lago Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital   317,196    332,857   349,394         0
            TI/LC/Capital          164,051     77,200   115,800         0
                                ------------------------------------------
            Net Cash Receipts      153,145    255,657

GROWTH RATE                1.04
CAPPED VALUE@             9.00%             3,669,302


Colony
Balcor Internal Projections
            NOI B4 TI/LC/Capital   752,823    788,621   826,467         0
            TI/LC/Capital          114,602    110,880    79,200         0
                                ------------------------------------------
            Net Cash Receipts      638,221    677,741

GROWTH RATE                1.04
CAPPED VALUE@             9.00%             8,874,193


Palm View (Timberlake Apts)
Balcor Internal Projections
            NOI B4 TI/LC/Capital   670,366    701,144   733,596         0
            TI/LC/Capital          152,366    121,600   152,000         0
                                ------------------------------------------
            Net Cash Receipts      518,366    579,544
                                ------------------------------------------
GROWTH RATE                1.04
CAPPED VALUE@             9.00%             7,795,290


North Kent Mall
Value
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0

GROWTH RATE                1.04
CAPPED VALUE@             9.00%                     0


Glendale Fashion Center
Funds Advanced
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0

GROWTH RATE                1.04
CAPPED VALUE@             9.00%

TOTAL NCR FROM INVESTMENTS       2,963,756  3,359,234         0         0

                                  Pro-ject   Pro-ject  Pro-ject  Pro-ject
                                      2000       2001      2002      2003
Pelican Pointe (Carriage Crossings)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Regency Club Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Perimeter 400 Center (15.78%)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Del Lago Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Colony
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%

                                  Pro-ject   Pro-ject  Pro-ject  Pro-ject
                                      2000       2001      2002      2003

Palm View (Timberlake Apts)
Balcor Internal Projections
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


North Kent Mall
Value
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Glendale Fashion Center
Funds Advanced
            NOI B4 TI/LC/Capital         0          0         0         0
            TI/LC/Capital                0          0         0         0
                                ------------------------------------------
            Net Cash Receipts            0          0         0         0


GROWTH RATE                1.04
CAPPED VALUE@             9.00%



TOTAL NCR FROM INVESTMENTS               0          0         0         0

Pelican Pointe (Carriage Crossings)
Balcor Internal Projections
            NOI B4 TI/LC/Capital 1,305,393 NCR Present Value
            TI/LC/Capital        9,742,184 Residual Present Value
                                -----------
            Net Cash Receipts   11,047,577 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Regency Club Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital   812,219 NCR Present Value
            TI/LC/Capital        5,943,077 Residual Present Value
                                -----------
            Net Cash Receipts    6,755,296 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Perimeter 400 Center (15.78%)
Balcor Internal Projections
            NOI B4 TI/LC/Capital   597,704 NCR Present Value
            TI/LC/Capital        4,862,919 Residual Present Value
                                -----------
            Net Cash Receipts    5,460,624 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Del Lago Apts
Balcor Internal Projections
            NOI B4 TI/LC/Capital   323,046 NCR Present Value
            TI/LC/Capital        3,078,225 Residual Present Value
                                -----------
            Net Cash Receipts    3,401,271 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Colony
Balcor Internal Projections
            NOI B4 TI/LC/Capital 1,018,413 NCR Present Value
            TI/LC/Capital        7,444,675 Residual Present Value
                                -----------
            Net Cash Receipts    8,463,088 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%

Palm View (Timberlake Apts)
Balcor Internal Projections
            NOI B4 TI/LC/Capital   851,751 NCR Present Value
            TI/LC/Capital        6,539,570 Residual Present Value
                                -----------
            Net Cash Receipts    7,391,321 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


North Kent Mall
Value
            NOI B4 TI/LC/Capital         0 NCR Present Value
            TI/LC/Capital        5,000,000 Residual Present Value
                                -----------
            Net Cash Receipts    5,000,000 Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%


Glendale Fashion Center
Funds Advanced
            NOI B4 TI/LC/Capital         0 NCR Present Value
            TI/LC/Capital        8,227,799 Residual Present Value
                                -----------
            Net Cash Receipts    8,227,799 Asset Present Value

GROWTH RATE                1.04
CAPPED VALUE@             9.00%



TOTAL NCR FROM INVESTMENTS
Total Net Cash Receipts PV       4,908,526 Total NCR PV
Total Residual Value PV         50,838,449 Total Residual PV
                                -----------
TOTAL PRESENT VALUES            55,746,976 TOTAL PRESENT VALUES

            CALCULATION OF THE UNAMORTIZED PORTION OF THE OFFERING
                                   EXPENSES

The unamortized portion of the offering expenses of Balcor Pension Investors - IV, as of March 31, 1996, is calculated on a straight line basis over the life of the mortgage loan portfolio as follows:

     Total Offering Expenses through March 31, 1996 = $18,365,749
                                                       ----------
     Unamortized portion as of March 31, 1992 = $7,040,197
                                                ----------
     Remaining Quarters as of March 31, 1992 = 21
                                              --
     Quarterly Amortization, revised = $335,247
                                      ---------
     Unamortized Portion as of June 30, 1995 = $7,040,197 - 4,358,221

                                  $2,681,976
                                  ==========

     In the quarter ended September 30, 1995, the decision was made to close the Partnership by December 31, 1997. Therefore there are nine remaining quarters of amortization as of that date.

     Unamortized Portion as of March 31, 1996 = $2,681,976 - 804,594

                                  $1,877,382
                                  ==========

                            (7 Remaining Quarters)

        OTHER BALANCE SHEET ADJUSTMENTS IN ANTICIPATION OF DISSOLUTION

For the quarter ended December 31, 1993, and for valuation purposes only, a new balance sheet adjustment was made. This adjustment continued in each subsequent quarter until the quarter ended December 31, 1995. The balance sheet adjustment had commenced with the allocation of an estimated portion of future cash flow to be accrued for certain costs to be incurred relating to the dissolution and termination of the Partnership. These anticipated costs were expected to be comprised of legal fees, accounting fees and other administrative costs. The General Partner had, on a quarterly basis, accrued a portion of expected eventual fund charges. For the quarter ended December 31, 1995, the cumulative reserve amount was $1,000,000. However, in the quarter ended March 31, 1996, it became apparent that dissolution costs would be minimal, so the balance sheet adjustment will no longer be made.

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                       IN BALCOR PENSION INVESTORS - IV

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - IV calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E

                            ADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - IV
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash & Cash Equivalents                       $ 4,185,709
     Accounts and Accrued Interest Receivable           42,565
     Escrow Deposits                                   882,532
     Deferred Expenses, net of accumulated
       amortization                                    118,475
     Prepaid Expenses                                   50,420
     Interest Receivable on Wrap-around Notes
       and Short-term Investments                       29,590
     Net Investment in Loans Receivable
       (Stonehaven) (1)                              2,300,000
     Real Estate Acquired through Foreclosure  (2)  54,613,750
     Unamortized Portion of Offering Expenses        1,877,382
                                                   -----------
          Total Assets                             $64,100,423
                                                   ===========

Liabilities
     Total Liabilities, including Mortgage
       Notes Payable of $10,345,217               $ 11,354,617
     Partners Capital, adjusted for Value
     (429,606 Limited Partnership Interests)        52,745,806
                                                   -----------
     Total Liabilities and Partners' Capital       $64,100,423
                                                   ===========
(1)  From Schedule C.
(2)  From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - IV, as of March 31, 1996 =


         Partners' Capital, Adjusted for Value of the Assets
         --------------------------------------------------- =
                   Number of Partnership Interests


                             $52,745,806
                             -----------         =  $122.78
                               429,606              =======

                               Rounded              $123.00
                                                    =======

              CALCULATION OF AN INTEREST IN THE EARLY INVESTMENT
                            INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed be set aside in the Early Investment Incentive Fund for payment, on the dissolution of the Partnership, to two classes of investors who purchased Interests (1) on or before May 31, 1983, and (2) between June 1, 1983, and August 31, 1983. For the purpose of this valuation, all 429,606 Interests were purchased prior to June 1, 1983.

The valuation is based on the sum of (1) the present value of Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests.

General Partners' 10% Share of 3/31/96 Valuation
                                                 $         0
Early Investor 25% Share                                   0
Early Investor Capital @@ 3/31/96                  4,418,903
Present Value of Future Earnings on Repurchased
  Shares                                                   0
                                                  ----------
                                                  $4,418,903
                                                  ==========

                              Value per unit          $10.29
                                                      ======

                      Rounded Value per unit          $10.00
                                                      ======